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                                                                    EXHIBIT 10.4




                      CONSULTING AND SEPARATION AGREEMENT


          This CONSULTING AND SEPARATION AGREEMENT (this "Agreement") is made and entered into effective as of the 16th day of September 1994 (the "Effective Date"), by and between Sport Supply Group, Inc., a Delaware corporation (the "Company") and Jerry L. Gunderson ("Gunderson").

          WHEREAS, the Company and Gunderson entered into that certain Employment Agreement dated as of January 1, 1994, a copy of which is attached hereto as Exhibit A, whereby Gunderson was employed as a Vice President of the Company's Gold Eagle Professional Golf Products Division (the "Employment Agreement").

          WHEREAS, the Company and Gunderson entered into that certain Commission Agreement dated as of January 1, 1994, a copy of which is attached hereto as Exhibit B (the "Commission Agreement").

          WHEREAS, the Company and Gunderson desire to terminate the Employment Agreement and Commission Agreement and enter into this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Resignation. Gunderson hereby resigns, effective immediately, as an officer and employee of the Company, including without limitation his position as Vice President of the Company's Gold Eagle Professional Golf Products Division.

2. Consulting Agreement. Gunderson hereby agrees to provide consulting services to the Company pursuant to the following terms:

          a. Extent of Services. Gunderson agrees to provide consulting services to the Company from the date hereof through December 31, 2004 (the "Consulting Period") and shall report to the Company's senior executive officers. During such time, Gunderson agrees to promptly respond to all reasonable business-related requests from the Company's senior executive officers, and perform such duties or responsibilities as are reasonably requested by any of the Company's senior executive officers, including without limitation, assisting the Company in procuring experienced/used golf balls and entering into concession agreements with country clubs and golf courses. Gunderson further acknowledges and agrees that he is not and will not represent himself as an agent of the Company or its Affiliates and shall have no authority to bind the Company or its Affiliates in any manner without the prior written authorization of a senior executive officer of the Company. Gunderson further agrees to uphold his duty of loyalty to the Company, its management, and its business and proprietary interests during the Consulting Period. The inability of Gunderson to render services to the Company



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                    by reason of other employment, vacation, partial or
                    permanent disability or incapacity shall not constitute a failure by Gunderson to perform his obligations hereunder and shall not be deemed a breach or default by him hereunder, so long as Gunderson responds to the Company's request and provides such consulting services within a reasonable period of time thereafter.

          b. Compensation. As compensation for the performance of Gunderson's services as a consultant hereunder, the Company shall pay Gunderson an amount equal to $40.00 per hour for each hour Gunderson actually provides consulting services to the Company in accordance with the terms of this Agreement (the "Consulting Compensation"). The Consulting Compensation will accrue and be payable to Gunderson in arrears in accordance with the payroll practices of the Company in effect from time to time during the Consulting Period, less such amounts required to be withheld or deducted therefrom. In addition, the Company will reimburse Gunderson for his reasonable travel and business expenses incurred in connection with providing consulting services hereunder. All requests for reimbursement shall be in writing and supported by invoices, receipts or similar documentation, and shall otherwise be in compliance with the Company's policy regarding reimbursement.

3. Separation Benefits. Subject to the terms and conditions of this Agreement, the Company will provide Gunderson with the following:

          a.        Cash Payments.

                             (i)           The Company will deliver to
                    Gunderson a check in an amount not to exceed $4,000 within 10 days of the Company's receipt of all of Gunderson's invoices or similar documentation relating to reimbursable business expenses incurred on or before September 19, 1994 by Gunderson for the Company's benefit;

                             (ii) No later than the 1st day of each calendar month (beginning on October 1, 1994 and ending on December 1, 1994), the Company will pay Gunderson $6,000 (such payments are collectively referred to herein as the "Advances");

                             (iii) No later than March 1, 1995, the Company will pay Gunderson an amount equal to the difference between (1) $.005 multiplied by the number of experienced/used golf balls in excess of 3 million sold by the Company's Gold Eagle Professional Golf Products Division and Second Chance Division to one or more unaffiliated third parties between January 1, 1994 and December 31, 1994 less (2) $39,750;

                             (iv) No later than March 1, 1995, the Company will pay Gunderson an amount equal to the difference between (1) $.005 multiplied by the number of





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                    experienced/used golf balls sold by the Company's Gold
                    Eagle Golf Products Division and Second Chance Division to one or more unaffiliated third parties between January 1, 1994 and December 31, 1994 less (2) $50,000 less (3) the aggregate amount of all Advances paid to Gunderson; and

                             (v) The Company will pay Gunderson 120 equal monthly installments of $7,287.88 no later than the last day of each calendar month, with the first payment being made on January 31, 1995 and the last payment being made on December 31, 2004.

          For purposes of this Agreement, an experienced/used golf ball shall be deemed "sold" when it has been properly invoiced and shipped by the Company. All payments to Gunderson pursuant to this Agreement will be (i) deemed to have been made if a check made payable to Gunderson for the appropriate amount has been deposited in the U.S. mail and addressed to Gunderson at his address set forth in Section 15 hereof, provided sufficient funds are available to clear such check in the ordinary course of business after being deposited in a financial institution and (ii) subject to deduction and withholding required by applicable law.

          b. Health Benefits. So long as the Company provides health insurance benefits for its employees, the Company will permit Gunderson and his spouse on the Effective Date to participate in the health insurance plans which are regularly maintained by the Company for its employees, and will pay the insurance premiums relating thereto (except as provided below), until the earlier of (i) December 31, 2004, (ii) the date Gunderson becomes eligible to participate in the health insurance plan of another employer or (iii) the date of Gunderson's death. Gunderson agrees to notify the Company within 15 days of becoming eligible to participate in the health insurance plan of another employer if such coverage occurs prior to December 31, 2004. To the extent Gunderson was obligated to pay premiums relating to health insurance coverage as an employee or such premiums were deducted from Gunderson's salary, Gunderson will continue to be so obligated to pay such premiums or promptly reimburse the Company therefor. Notwithstanding the foregoing, if the Company's health insurance plan or health insurance provider will not permit Gunderson and/or Gunderson's spouse to remain on the Company's health insurance plan, the Company shall pay Gunderson (prior to the last day of each month that he and his spouse are not permitted to remain on such plan) an amount equal to the amount the Company would contribute to Gunderson's (or Gunderson's spouse) health insurance premiums as if Gunderson was an employee of the Company at such time until the earlier of (i) December 31, 2004, (ii) the date Gunderson becomes eligible to participate in the health insurance plan of another employer or (iii) the date of Gunderson's death. Gunderson shall be responsible for filing all necessary notices under the terms of any applicable policy or plan and for the timely payment of any premiums due and timely and proper filing of any claims. Gunderson will be responsible for the payment of any and all tax liabilities relating to the provision





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                    of health benefits hereunder and such payments will be
                    subject to any deduction and withholding required by applicable law.

4. Covenants and Agreements of Gunderson. Gunderson acknowledges and agrees that the Separation Benefits set forth in Section 3 hereof and the other consideration he has accepted and received pursuant to this Agreement are not otherwise due to him. In consideration for the payments and other consideration reflected in Section 3 of this Agreement, the receipt and sufficiency of which are hereby acknowledged, Gunderson voluntarily and knowingly:

          a. Nondisparagement of Company. Agrees that after the date hereof, he will not say, publish or do anything that casts the Company or any of its Affiliates (as defined in Section 23 hereof), any of its products or the industry or management of the Company or any of its Affiliates in an unfavorable light, or disparage or injure the Company's or any of its Affiliate's goodwill, business reputation or relationship with existing or potential suppliers, vendors, customers, employees, contractors, investors or the financial community in general, or the goodwill or business reputation of the Company's or any of its Affiliate's employees, officers, directors, consultants or contractors. Notwithstanding the foregoing, nothing herein shall prohibit Gunderson from truthfully testifying in a hearing, deposition or other legal proceeding in which Gunderson could be criminally or civilly sanctioned for the failure to respond truthfully.

          b. Release. Subject to Section 4.c. hereof, hereby waives, releases and forever discharges the Company and/or its predecessors; successors; partners; Affiliates, parents, or subsidiaries; assigns; employee retirement, health (except the continuous health coverage contemplated by this Agreement) and welfare benefit plans and the fiduciaries thereof; officers; administrators; employees; former employees; directors; trustees; shareholders; representatives; attorneys; and agents, from all claims, liabilities, demands, actions, or causes of action, in contract, tort or otherwise, including but not limited to all wrongful discharge claims, all tort, intentional tort, negligence, defamation, and contract claims, any claim for attorneys' fees, or any claim arising from any federal, state or local civil rights and/or employment legislation (including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Texas Commission on Human Rights Act, and the Florida Civil Human Rights Act of 1992 and any claim for benefits, including but not limited to those arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), known or hereafter discovered by Gunderson, on account of or connected with or growing out of, directly or indirectly, his employment and resignation thereof, the Company's employment policies and practices, or on any other basis whatsoever. Notwithstanding the foregoing, Gunderson is not releasing the Company from any claims that arise after the date hereof, including those that may arise as a result of the Company's breach of this Agreement. By execution hereof, Gunderson represents, covenants, and warrants that no claims released or waived herein have





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                    been previously conveyed, assigned, or transferred in any
                    manner, whether in whole or in part, to any person, entity, or other third party. Gunderson expressly represents that he is competent and authorized to release and/or waive any claim he may have against the Company on any basis whatsoever.

          c. Waiver. Waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to the claims of which a person does not know of or support to exist in his favor at the time of executing a release; however, Gunderson is not waiving rights or claims, if any, that may arise after the date he signs this Agreement (including any claims under ERISA for the payment of a benefit payable under an ERISA plan).

          d. Acknowledgement. Acknowledges that as of September 16, 1994: (i) his employment by the Company is lawfully and voluntarily terminated; (ii) he has received all due and owing pay for all labor and services performed by him for the Company; and (iii) he has received or been compensated for all salary, vacation time, sick leave, compensatory time, reimbursable expenses (except as contemplated by Section 3.a.(i) of this Agreement), personal injuries, bonuses, profit-sharing, retirement, health, welfare, pension, and all other employee benefits to which he may have been entitled as of September 16, 1994.

          e. Non-Compete Covenant. In addition to any other covenants, contracts or agreements to which Gunderson may be subject, from the date hereof until December 31, 2004, Gunderson will not, directly or indirectly, either as an individual or as an employer, employee, partner, officer, director, shareholder, substantial investor, trustee, agent, advisor, or consultant or in any other capacity whatsoever, of any person or entity (other than the Company):

                             (a) conduct or assist others in conducting any business related to the reconditioning, marketing and/or selling of experienced/used golf balls (the "Company's Business") in any market area in the United States;

                             (b) recruit, hire, assist others in recruiting or hiring, discuss employment with or refer to others for employment (collectively referred to as "Recruiting Activity") any person who is, or within the 24 month period immediately preceding the date of any such Recruiting Activity was, at any time, an employee of the Employer or its Affiliates; or

                             (c) solicit or otherwise accept or take away the customers, suppliers (including, without limitation, country clubs and golf courses), clients, distributors, dealers or independent salespersons of the Company, or any of its Affiliates, which are engaged in the Company's Business in the United States; or induce, attempt to induce or assist any other person or entity in inducing or attempting to induce, directly or indirectly, any such customer, supplier, client, dealer, distributor or independent salesperson to discontinue their relationship





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                    with the Company or its Affiliates; or in any way interfere or attempt to interfere with a past or present relationship maintained by the Company with a customer, supplier, client, distributor, dealer or independent salesperson or one that the Company is attempting to establish during the Consulting Period.

                                Notwithstanding the foregoing, the purchase by
                    Gunderson of experienced/used golf balls from the Company and the resale of such golf balls purchased from the Company to the retail market will not be deemed to be a violation of this covenant or the covenant not to compete set forth in Section 4.2 of that Asset Purchase Agreement dated March 10, 1994, by and among the Company, International Golf, Inc., Merimac Investments, Inc., Miller
                    C. Hawkins, James C. Helm and Mary Lynn Helm, Jerry L. Gunderson and Judith C. Gunderson, Randolph M. Levinson and Levco Group, Ltd. (the "International Golf Purchase Agreement").

                                It is the desire and intent of the parties to
                    this Agreement that the provisions of this Section 4.e. shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. It is understood and agreed that the scope of this covenant contained in this
                    Section 4.e. is reasonable as to time, area, and persons and is necessary to protect the proprietary and legitimate business interest of the Company, and but for such covenant the Company would be unwilling to enter into the transactions contemplated by this Agreement. Gunderson agrees that this covenant is reasonable in light of the compensation and other benefits Gunderson has accepted pursuant to this Agreement.

                                Should a court of competent jurisdiction
                    determine this covenant unenforceable as written, the court shall modify this covenant to the extent necessary to make it enforceable. The alleged breach of any other provision of this Agreement asserted by Gunderson shall not be a defense to claims arising from the Company's enforcement of this covenant; provided, however, if Gunderson notifies the Company that the Company breached its obligations in Sections 3.a. or 3.b. of this Agreement and the Company (i) does not dispute such breach and (ii) does not cure such breach within 20 days of receiving written notice by Gunderson of such breach, the breach of such provision(s) may be asserted as a defense to claims arising from the Company's enforcement of this covenant.

5. Conditions. It is expressly understood that the obligations and agreements of the Company pursuant to this Agreement are expressly subject to the continuing performance by Gunderson of the obligations, covenants and agreements assumed by him pursuant hereto. In this regard and not by way of limitation, the obligations, covenants and agreements of the Company pursuant to Sections 2 and 3 are expressly conditioned on Gunderson continuing performance of the obligations and agreements described in Sections 4, 7, 8, 9 and 10 hereof. In the event the Company's Board of Directors in good





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          faith determines, in its sole discretion, that Gunderson has breached any representation, agreement, covenant or obligation contained herein (and such breach is not cured within 20 days of Gunderson's receipt of a written notice by the Company alleging such breach), the agreements, covenants and obligations of the Company pursuant hereto shall terminate and be of no further force or effect, without prejudice to any other right the Company may have hereunder to performance of the agreements and obligations assumed by Gunderson hereunder. Notwithstanding the foregoing, the 20 day cure period described in the immediately preceding sentence will not apply if the Company's Board of Directors determines Gunderson breached Sections 4 and/or 9 of this Agreement.

6. Revocation of this Agreement. Gunderson further acknowledges and agrees that he has the right to discuss all aspects of this Agreement with a private attorney, and that he has done so to the extent he desires. Gunderson acknowledges and understands that he has twenty-one (21) days to sign this Agreement after receipt of it in order to fully consider all of its terms. Gunderson further acknowledges and understands that this Agreement may be revoked by him in writing within seven (7) days from the date he signs it, and that this Agreement shall not become effective or enforceable until the seven-day revocation period has expired.

7. Taxes. Gunderson further acknowledges and agrees that he shall be solely responsible for the payment of all his federal, state and local taxes, interest and penalties, if any, which are or may become due on the amount paid to him under this Agreement, and agrees to defend, indemnify and hold the Company harmless from any tax claims on that amount.

8. Return of Property. Gunderson further agrees to return to James Helm, simultaneously with the execution of this Agreement, all documents, records, notebooks, mailing lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or its business, and any keys or security codes Gunderson possesses, whether copies or originals (including but not limited to all correspondence, client and/or customer lists, minutes or agenda(s) for any meeting, hand-written notes, journals, computer printouts or programs, office memoranda, or other tangible items or materials).

9. Confidentiality. Gunderson further agrees to keep the terms of this Agreement wholly and completely confidential. Further, Gunderson agrees not to disclose the amount, terms, substance, or contents of this Agreement to any person or persons, excluding only his spouse, his attorneys, his tax advisors and any government agency to which he is required by law to reveal the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit Gunderson from truthfully testifying in a hearing, deposition or other legal proceeding in which Gunderson could be criminally or civilly sanctioned for the failure to respond truthfully.

10. Full and Final Settlement. This Agreement is contractual, not a mere recital, and is a full and final settlement of any and all claims Gunderson may have against the Company and its Affiliates on any basis whatsoever relating to his employment by the Company and/or





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          resignation from the Company, and shall be binding on Gunderson and his heirs, personal representative(s), estate and assigns.

11. Entire Agreement. This Agreement constitutes the entire understanding Gunderson has with the Company with regard to the matters addressed herein and supersedes any previous agreements, whether oral or written, between the Company and Gunderson relating to the subject matter hereof (other than the International Golf Purchase Agreement). No other promises or agreements regarding the matters addressed herein shall be binding unless they are in writing and signed by Gunderson and the Company. Any such written modification, or any written consent given by the Company for any act of Gunderson, must be signed by the President or Chief Executive Officer of the Company.

12. No Admission of Liability. This Agreement does not constitute an admission of liability of any kind by the Company.

13. GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED BY, GOVERNED BY, AND ENFORCED UNDER THE SUBSTANTIVE LAWS (AND NOT THE CHOICE OF LAW PROVISIONS) OF THE STATE OF TEXAS, EXCEPT WHERE PREEMPTED BY FEDERAL LAW.

14. Equitable Relief. Gunderson acknowledges that his expertise in the Company's Business is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach by him of any of the provisions of Sections 4, 7, 8, 9 or 10 of this Agreement cannot reasonably or adequately be compensated in damages in an action at law, and a breach by him of any of such provisions will cause the Company irreparable injury and damage. Gunderson further acknowledges that he possesses unique skills, knowledge and ability and that disclosure, competition, solicitation or disparagement by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, Gunderson agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the Company pursuing any other legal or equitable remedies in the event of such a breach.

15. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given properly addressed, certified mail, return receipt requested, postage prepaid, as follows:





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                    If to the Company:

                                Sport Supply Group, Inc.
                                1901 Diplomat
                                Farmers Branch, TX 75234
                                Attention: President

                    with a copy to:

                                Hughes & Luce, L.L.P.
                                1717 Main Street, Suite 2800
                                Dallas, Texas  75201
                                Attention:  Alan J. Bogdanow

                    If to Gunderson:

                                Jerry L. Gunderson
                                940 Southeast 4th Court
                                Deerfield Beach, Florida  33441

                    with a copy to:

                                Michael V. Mitrione
                                Gunster, Yoakley & Stewart
                                777 S. Flagler Drive
                                Suite 500 East
                                W. Palm Beach, Florida 33401

16. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same Agreement.

17. No Continuing Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance.

18. Attorneys' Fees. If any civil action, whether at law or in equity, is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, court costs and other reasonable expenses of litigation, in addition to any other relief to which such party may be entitled.

19. Jurisdiction. The parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the state and federal courts of the State of Texas and agree and consent that service of process may be made upon each party in any proceeding arising out of this





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          Agreement by service of process as provided by Texas law.  All parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the District Court of Dallas County, State of Texas, or in the United States District Court for the Northern District of Texas, and hereby further irrevocably waive any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto further agree to designate an agent for service of process in the City of Dallas in connection with any such suit, action or proceeding if requested by the other party in contemplation of such a suit, action or proceeding and deliver to the other party evidence thereof. The parties hereto hereby irrevocably agree that any proceeding against any party arising out of or in connection with this Agreement shall be brought in the district courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas.

20. Severability. The parties hereto expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body, such sections, sentences, words, clauses, or combinations thereof shall be modified to the extent necessary to make it enforceable and this Agreement shall remain binding upon the parties hereto.

21. Descriptive Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

22. Survival of Rights. Subject to the terms of this Agreement, the rights of Gunderson to receive the cash payments contemplated by
          Section 3.a. of this Agreement and amounts earned under Section 2.b. of the Agreement, if any, shall inure to the benefit of and be enforceable by Gunderson's heirs and estate upon Gunderson's death. The obligations of the Company in Section 3.b. shall expire immediately upon Gunderson's death.

23. Affiliate. When used in this Agreement, the term "Affiliate" shall mean (1) any corporation or organization of which such person is an officer, director or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or financial interest therein; or (2) any person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of this Agreement, Gunderson's spouse shall be deemed to be an Affiliate of Gunderson. Any person who is an Affiliate of any party hereto on the date hereof shall be deemed to be the Affiliate of such party for purposes of this Agreement, regardless of whether such person ceases to be an Affiliate of such party after the date hereof. Any person who at any time after the date hereof becomes an Affiliate of any party hereto shall be deemed to be the Affiliate of such party for purposes of this Agreement, regardless of whether such person was an Affiliate on the date hereof.





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                     [THIS SPACE INTENTIONALLY LEFT BLANK]





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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on
September 16, 1994.


                                          ----------------------------------
                                          Jerry L. Gunderson



                                          SPORT SUPPLY GROUP, INC.


                                          By:
                                              ------------------------------
                                              Peter S. Blumenfeld, President





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